Exhibit 99.1

IEG Holdings Sells 100% of its OneMain Investment for $3.4 Million in Cash

Las Vegas, Nevada – (June 23, 2017) – IEG Holdings Corporation (OTCQB: IEGH) (“IEG Holdings”) announced that it has sold 100% of its 151,994 OneMain Holdings, Inc. (“OneMain”) shares for $3.4 million in cash. As at June 22, 2017, IEG Holdings’ total cash on hand, including the OneMain sale proceeds, was $3.7 million. The funds are planned to be used predominately for significantly increased lending to new customers in the third quarter of 2017 and also for company share repurchases of IEG Holdings stock.

Paul Mathieson, IEG Holdings’ Chairman and Chief Executive Officer, said, “In light of OneMain’s complete lack of response to our written letter of demands sent on June 16, 2017 combined with the substantial undersubscription of our tender offer, we decided to liquidate 100% of our OneMain investment. We now have serious concerns for the future survival of OneMain due to its refusal to even consider our demands of fixing its archaic ‘brick and mortar’ strategy and/or significantly cut operating expenses. We believe our assets are much better utilized in providing loans to our customers via our leading online strategy. The OneMain tender offer was very successful for IEG Holdings resulting in both a significant increase in shareholders equity and net asset per share value. We welcome our new ex OneMain shareholders and hope to achieve strong revenue growth in the second half of 2017.”

About IEG Holdings Corporation

IEG Holdings Corporation provides online $5,000 and $10,000 unsecured consumer loans under the brand name, “Mr. Amazing Loans,” via its website, www.mramazingloans.com. For more information about IEG Holdings, visit www.investmentevolution.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in IEG Holdings’ filings with the SEC. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond IEG Holdings’ control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects IEG Holdings’ current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. IEG Holdings assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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Contact:

Paul Mathieson

IEG Holdings Corporation

Chairman/CEO and Founder

info@investmentevolution.com